AMENDMENT NO. 12

TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment dated as of May 15, 2020, amends the Second Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2006, by and between Invesco Advisers, Inc., a Delaware corporation, and AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds), a Delaware statutory trust is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to (i) reflect that the administrative services fee paid under the Agreement for Invesco Intermediate Term Municipal Income Fund may not be increased above a specified cap unless such increase is approved by a majority of the Fund's outstanding voting securities or the Fund concurrently enters into a contractual arrangement with the Administrator to waive the increased amount (ii) remove Invesco New York Tax Free Income Fund and Invesco Oppenheimer Intermediate Term Municipal Fund (iii) change the name of Invesco Oppenheimer Rochester® Municipals Fund to Invesco Rochester® New York Municipals Fund;

NOW, THEREFORE, the parties agree that;

1.Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

"APPENDIX A

FEE SCHEDULE TO

SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT OF

AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)

	Effective Date of	Advisory/Administrative
Portfolios	Agreement	Services Fee Limit
Invesco High Yield Municipal Fund	February 12, 2010	N/A
Invesco Intermediate Term Municipal Income Fund***	February 12, 2010	0.60% of the first $200
million; 0.55% of the next
$100 million; 0.50% of
the next $200 million;
0.45% of the next $250
million; 0.40% of the next
$250 million; and 0.35% of
the amount over $1 billion
of average daily net assets
Invesco Limited Term Municipal Income Fund	July 1, 2006	N/A
Invesco Municipal Income Fund	February 12, 2010	N/A
Invesco Oppenheimer Municipal Fund	May 24, 2019	N/A
Invesco Oppenheimer Rochester® AMT-Free Municipal	May 24, 2019	N/A
Fund
Invesco Oppenheimer Rochester® AMT-Free	May 24, 2019	N/A
New York Municipal Fund
Invesco Oppenheimer Rochester® California Municipal	May 24, 2019	N/A
Fund****

Invesco Oppenheimer Rochester® New York Municipals	May 24, 2019	N/A
Fund****
Invesco Oppenheimer Rochester® High Yield Municipal	May 24, 2019	N/A
Fund
Invesco Oppenheimer Rochester® Limited Term	May 24, 2019	N/A
California Municipal Fund
Invesco Oppenheimer Rochester® Limited Term	May 24, 2019	N/A
New York Municipal Fund
Invesco Oppenheimer Rochester® New Jersey	May 24, 2019	N/A
Municipal Fund
Invesco Oppenheimer Rochester® Pennsylvania	May 24, 2019	N/A
Municipal Fund****

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	lnvesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

*The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the lnvesco Fund Complex Net Assets of the prior month.

**Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the lnvesco Fund complex overseen by the lnvesco Funds Board.

***The administrative services fee paid under this Agreement may not be increased so that the combined advisory fee paid under the Advisory Agreement plus the administrative services fee paid under this

Agreement exceeds the "Advisory/Administrative Services Fee Limit" in the table above unless such increase is approved by a majority of the Fund's outstanding voting securities or the Fund concurrently enters into a contractual arrangement with IAI to waive the increased amount, provided that such contractual arrangement can only be eliminated by approval of a majority of the Fund's outstanding voting securities.

****The administrative services fee paid under this Agreement by the Fund may not be reduced below 0.010% unless the Fund receives approval of a majority of its outstanding voting securities to amend its Advisory Agreement to increase the advisory fee or remove the provision stating that 'The advisory fee payable by the Fund shall be reduced by any amounts paid by such Fund under the Administrative

Services Agreement between such Fund and Invesco.'

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

INVESCO ADVISERS, INC.
Attest:	By:
Assistant Secretary	Jeffrey H. Kupor
Senior Vice President & Secretary
AIM TAX-EXEMPT FUNDS
(INVESCO TAX-EXEMPT FUNDS)
Attest:	By:
Assistant Secretary	Jeffrey H. Kupor
Secretary, Senior Vice President and

Chief Legal Officer